Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of our capital stock and a summary of the rights of the stockholders of RigNet, Inc. (the “Company”) and provisions pertaining to indemnification of the directors and officers of the Company. This description does not purport to be complete and is qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and Amended and Restated Bylaws, as amended (the “Bylaws”), and the applicable provisions of Delaware law.

The Company has an authorized capitalization of 200,000,000 shares of capital stock, consisting of 190,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share.

Common Stock

Subject to the prior or special rights of holders of shares of preferred stock:

Dividends. The holders of shares of common stock are entitled to any dividends that may be declared by the board of directors out of legally available funds;

 Liquidation, Dissolution or Winding Up. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled upon liquidation to share ratably in all assets remaining after payment of liabilities and the satisfaction of the liquidation preferences of any outstanding shares of preferred stock;

 Redemption. The holders of shares of common stock are not subject to, or entitled to the benefits of, any redemption or sinking fund provision;

 Conversion. No holder of common stock has the right to convert or exchange any such shares with or into any other shares of capital stock of the Company;

 Preemptive Rights. No holder of common stock has preemptive rights; and

 Voting. Each share of common stock entitles the holder thereof to one vote, in person or by proxy, on all matters submitted to a vote of stockholders generally. Voting is non-cumulative. The outstanding shares of common stock are fully paid and non-assessable.

Voting Standards:

Election of Directors:  For the election of directors in an uncontested election, directors are elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For the election of directors in a contested election, directors are elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

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Exhibit 4.1

Removal of Directors: Directors may be removed, with or without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

Approval of Independent Public Accountants:  Approval of the Company’s independent public accountants requires the affirmative vote of a majority of the votes cast on the matter.

Amendments to the Charter or Bylaws: Except as provided in the following sentence, approval of any amendment, repeal or adoption of a new Charter or Bylaw provision requires the affirmative vote of a majority of the outstanding shares entitled to vote on the matter. The amendment, repeal or adoption of a new Charter or Bylaw provision that is inconsistent with certain provisions of the Charter or Bylaws (as noted therein) requires the affirmative vote of 66 2/3% of the outstanding shares entitled to vote on the matter.

All Other Matters:  For all other matters on which stockholders are entitled to vote (except as otherwise expressly required by the Delaware General Corporation Law (the “DGCL”) or other applicable law or stock exchange listing requirement), approval of such matter requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting).

Board Approval of Bylaw Amendments.  In addition to the rights of stockholders to amend, repeal or adopt new bylaws, the board of directors, acting with the affirmative vote of a majority of the directors then in office, may amend, repeal or adopt new Bylaws.

Preferred Stock

The Company’s board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each series. The Company’s board of directors may determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series, including, among others:

•	Dividend rights;
•	Conversion rights;
•	Voting rights;
•	Redemption rights, including pursuant to a sinking fund; and
•	Liquidation preferences.

Anti-Takeover Provisions

In order to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain

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Exhibit 4.1

types of transactions that may involve an actual or threatened change of control, our Bylaws include provisions to establish advance notice requirements for nominations for election to the board of directors or proposing matters that can be acted upon by stockholders at stockholder meetings.

Additionally, Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” (as defined in the DGCL) with a person owning 15% or more of a corporation’s voting stock for three years following the time that person becomes a 15% stockholder, with certain exceptions. The Company has not opted out of Section 203 and is therefore governed by the default terms of this provision of the DGCL.

 Indemnification of Directors and Officers

Delaware General Corporation Law. We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Charter. The Company’s Charter provides that, to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Additionally, the Charter provides that the Company will indemnify its directors and officers to the fullest extent permitted by the DGCL.

 Bylaws. The Company’s Bylaws generally provide for indemnification, to the fullest extent authorized by the DGCL, of any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company and was serving at the request of the Company as a director, officer, employee or agent of another business organizations against all expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the foregoing, in any such proceeding by or in the right of the Company, a director or officer will not be entitled to indemnification if such person shall have been adjudicated liable to the Company, unless the presiding court shall determine that indemnification is proper.

The Company’s Bylaws also provide that the Company will advance the payment of expenses to an officer or director in defending against any proceeding for which the officer or

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director may be entitled to indemnification, upon receipt by the Company of an undertaking from such person to repay such amounts to the Company if it is ultimately determined that such person is not entitled to indemnification.

 Insurance; Indemnification Agreements. The Company maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

The Company has entered into indemnification agreements with its directors and certain of its officers. Generally, such agreements provide that the Company will indemnify each such officer and director to the fullest extent permitted by law if such officer or director is a party to or threatened to be made a party to any proceeding (including a proceeding by or in the right of the Company to procure a judgment in its favor) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director in connection with the proceeding if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, the Company has entered into employment agreements with certain executive officers that provide the executive officer with indemnification and advancement of expenses to the fullest extent permitted by law, unless the executive has been grossly negligent or willfully engaged in misconduct in the performance or nonperformance of his duties that is the basis for such claim. The executive is also not entitled to any indemnity or defense from use for any claims brought by the executive against the Company or for claims brought by the Company against that executive.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Broadridge.

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